Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Washington Real Estate Investment Trust 2016 Omnibus Incentive Plan of our reports dated February 26, 2016, with respect to the consolidated financial statements and schedules of Washington Real Estate Investment Trust and Subsidiaries and the effectiveness of internal control over financial reporting of Washington Real Estate Investment Trust and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
McLean, Virginia
May 17, 2016